                                                                EXHIBIT 99.1
(Logo Omitted)

                                  NEWS RELEASE

                           Contact: Dan L. Greenfield
                                  412-394-3004

             ALLEGHENY TECHNOLOGIES ANNOUNCES FIRST QUARTER RESULTS


Pittsburgh, PA - April 22, 2003 - Allegheny Technologies Incorporated (NYSE:
ATI) reported a net loss before the cumulative effect of change in accounting principle of $25.8 million, or $0.32 per share, on sales of $480.5 million for the first quarter ended March 31, 2003. During the same period in 2002, the Company reported a net loss of $11.1 million, or $0.14 per share, on sales of $493.1 million.

                                                         THREE MONTHS ENDED
                                                              MARCH 31
                                                            IN MILLIONS
                                                      -------------------------
                                                       2003              2002
                                                      -------           -------
Sales                                                 $ 480.5           $ 493.1

Net loss before the cumulative effect
 of change in accounting principle                      (25.8)            (11.1)

Cumulative effect of change
 in accounting principle                                 (1.3)               --
                                                      -------           -------

Net loss                                              $ (27.1)          $ (11.1)


                                                           PER DILUTED SHARE
                                                           -----------------
Net loss before the cumulative effect
 of change in accounting principle                    $ (0.32)          $ (0.14)

Cumulative effect of change
 in accounting principle                                (0.02)               --
                                                      -------           -------

Net loss                                              $ (0.34)          $ (0.14)


On January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). The adoption of SFAS 143 resulted in an after-tax charge of $1.3 million, or $0.02 per share. This charge is reported as a cumulative effect of change in accounting principle.

COMMENTS

"Business conditions in most of our end-markets remained very weak and uncertain in the first quarter," said Jim Murdy, Allegheny Technologies' president and chief executive officer. "These market conditions combined with higher pension, healthcare, and energy costs resulted in the net loss in the first quarter.

"Retirement benefit expense was the biggest negative in the first quarter. This resulted from the severe decline in the equity markets over the past three years combined with the impact of lower expected returns on benefit plan investments and a lower discount rate assumption on liabilities. Pre-tax retirement benefit expense was $34.8 million in the first quarter 2003, compared to $5.7 million in the comparable year ago period. Essentially all of this $29.1 million increase is non-cash. On a per share basis, retirement benefit expense represented $0.28 per share of our $0.32 per share first quarter net loss before the cumulative effect of change in accounting principle.

"We are continuing to successfully focus on those factors which are within our control by reducing costs, conserving cash, and enhancing our competitive position. Gross cost reductions, before the effects of inflation, totaled $28 million in the first quarter 2003. In recognition of the continuing economic uncertainty, we have increased our 2003 cost reduction goal to $115 million from our initial goal of $90 million. At the end of the first quarter 2003, managed working capital as a percent of sales improved to 30% percent compared to 33% at the end of 2002. Cash flow from operating activities was $45 million in the first quarter primarily due to receipt of our 2002 federal income tax refund. As a result, cash on hand increased by $52 million to a total of $111 million at the end of the first quarter.

"While overall demand remained weak and pricing poor in our Flat-Rolled Products segment, our commercial successes in 2002 improved our position in several key markets. Shipments of cold-rolled sheet, net of emission control alloys, improved by 10%, silicon electrical steel shipments improved by 8%, and shipments of Precision Rolled Strip(R) products improved by 10%, compared to the same period last year. However, shipments of continuous-mill-plate (CMP) products were reduced significantly, primarily due to the fourth quarter 2002 indefinite idling of our wide CMP finishing facility and continuing weak demand for these products.

"Commercial aerospace, our largest High Performance Metals market, remains very difficult. Nevertheless, we continued to be profitable in this business. We enhanced our position for premium high performance nickel and titanium alloys and benefited from improved demand for military applications. We also saw continued growth from the biomedical market. Orders in the first quarter at our Allvac operation exceeded shipments resulting in an increase to backlog for the first time since the second quarter of 2001. Our exotic alloys business also had a strong first quarter and is benefiting from sustained high demand from government and high-energy physics markets.

"These commercial successes are due to our excellent reputation for quality, service, delivery reliability and technical leadership. We plan to continue to enhance our leading market positions, reduce costs and conserve cash, so that we remain well-positioned across our broad range of products to take advantage of expanded opportunities when the economy recovers."

SEGMENT RESULTS

Comparative data by business segments for the first quarter ended March 31, 2003, is contained in the accompanying statements.

FLAT-ROLLED PRODUCTS
FIRST QUARTER 2003 COMPARED TO FIRST QUARTER 2002

Sales declined 1% to $258.8 million primarily due to continued weakness in capital goods markets. Low pricing, higher energy costs and operating inefficiencies more than offset lower depreciation expense resulting in an operating loss of $1.0 million for the quarter, compared to an operating loss of $0.4 million in the comparable 2002 period. Energy costs increased by $5.2 million compared to 2002, net of approximately $5 million in gains from natural gas derivatives, as a result of higher natural gas and electricity prices. Results for 2003 benefited from $15 million in gross cost reductions, before the effects of inflation and higher energy costs, and the cancellation of $4.0 million in previously accrued management incentive compensation. In addition, results for the 2003 first quarter were favorably impacted by approximately $4 million in lower depreciation expense compared to the same quarter of the prior year as a result of assets becoming fully depreciated at the end of 2002. Total shipments decreased 2%, while average prices increased 1%, primarily due to higher raw material surcharges.

HIGH PERFORMANCE METALS
FIRST QUARTER 2003 COMPARED TO FIRST QUARTER 2002

Sales declined 7% to $161.0 million due primarily to reduced demand from the commercial aerospace and power generation markets, which was partially offset by strong demand for premium exotic alloys from government and high energy physics markets. Operating profit improved to $8.3 million compared to $4.3 million in the year-ago period. Results for 2003 benefited from $10 million of gross cost reductions, before the effects of inflation. Operating results for the 2002 period were adversely affected by a labor strike at our Wah Chang operation, which was settled in March 2002. Shipments of nickel-based and specialty steel products decreased 19% and shipments of titanium-based products decreased 7%. Average prices of nickel-based and specialty steel products increased 4%, while average prices of titanium-based products increased 6%, both due primarily to product mix. Shipments of exotic alloys increased 7% and average prices were 8% higher.

INDUSTRIAL PRODUCTS

Sales improved 4% to $60.7 million resulting in an operating profit of $1.5 million for the 2003 first quarter compared to an operating loss of $0.7 million for the same period of 2002. Gross cost reductions, before the effects of inflation, totaled $2 million in the first quarter 2003. At our Metalworking Products operation, increased sales, particularly from the oil and gas market, and continued cost reductions resulted in improved operating profit.

RETIREMENT BENEFITS - PENSION, MEDICAL AND LIFE INSURANCE

The severe decline in the equity markets over the past three years, and lower expected returns on benefit plan investments and a lower discount rate assumption for determining liabilities, resulted in a pre-tax retirement benefit expense of $34.8 million in the first quarter of 2003 compared to $5.7 million in the first quarter of 2002. This increase in retirement benefits expense resulted in a $29.1 million pre-tax, or $0.24 per share after-tax, reduction in first quarter 2003 earnings compared to the same period of 2002. The increase in retirement benefit expense in 2003 negatively affected both cost of sales and selling and administrative expenses in the first quarter of 2003 compared to the same period last year. For the three months ended March 31, 2003, retirement benefit expense impacted cost of sales by $24.4 million and selling and administrative expenses by $10.4 million. For the three months ended March 31, 2002, retirement benefit expense impacted cost of sales by $1.3 million and selling and administrative expenses by $4.4 million. The majority of these retirement benefit expenses relate to our Allegheny Ludlum operation. Approximately $28 million of the first quarter 2003 retirement benefit expense is non-cash.

The Company is not required to make cash contributions to the defined benefit pension plan for 2003 and, based upon current actuarial studies, does not expect to be required to make cash contributions to the defined benefit pension plan during the next several years.

OTHER EARNINGS COMMENTS

Corporate expenses for the first quarter 2003 decreased 16% to $4.8 million compared to the year-ago period primarily due to cost reductions.

First quarter 2003 interest expense, net of interest income, decreased to $7.4 million from $9.9 million in the year-ago period. At the end of the 2002 first quarter, we entered into "receive fixed, pay floating" interest rate swap contracts for $150 million related to the 8.375% 10-year Notes issued in December 2001. The impact of these swap contracts was to decrease interest expense by $1.7 million for the 2003 first quarter compared to the same period last year. During the first quarter of 2003, we terminated certain of the interest rate swap contracts and realized cash proceeds of $14.6 million, and entered into new "receive fixed, pay floating" interest rate swap contracts for an equivalent notional value. Since these interest rate swap contracts were designated as a hedge of our interest expense on the 10-year Notes, the $14.6 million gain realized on termination of the contracts is recognized ratably into income over the remaining nine-year life of the Notes as a reduction to interest expense.

FINANCIAL HIGHLIGHTS

At March 31, 2003, cash on hand was $111.4 million, an increase of $52.0 million from 2002 year-end. Cash flow from operating activities was $45.2 million, including the receipt of our 2002 federal income tax refund of $48.3 million, which more than offset a $12.7 million increase in managed working capital. The increase in managed working capital was primarily due to a $21 million increase in accounts receivable because of higher sales in the first quarter 2003 compared to the fourth quarter of 2002. In the 2002 first quarter, cash flow from operations was $81.9 million, including the receipt of a federal income tax refund of $43.2 million and a reduction in managed working capital of $40.9 million. Cash used in investing activities declined to $5.9 million in the first quarter 2003 compared to $12.7 million in the first quarter of 2002, primarily due to proceeds on sales of non-strategic real estate assets. Cash provided by financing activities was $12.7 million in the first quarter of 2003 and included proceeds of $14.6 million on the termination of the interest rate swap arrangements discussed above, less $4.8 million of dividend payments. Cash used in financing activities in the comparable 2002 period was $72.4 million and included $56.3 million in debt reduction and $16.1 million of dividend payments. There were no borrowings outstanding at the end of the 2003 first quarter under the Company's $250 million unsecured domestic bank credit facility.

As part of managing the liquidity of the Company, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories less accounts payable. We exclude the effects of the LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable, which, due to their nature, are managed separately. At March 31, 2003, managed working capital was 30% of annualized sales compared to 33% of annualized sales at 2002 year-end.

NEW ACCOUNTING PRONOUNCEMENT

On January 1, 2003, we adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). Under SFAS 143, obligations associated with the retirement of tangible long-lived assets are capitalized and amortized to expense over an asset's useful life. The adoption of SFAS 143 resulted in an after-tax charge of $1.3 million, or $0.02 per share. This charge is reported as a cumulative effect of change in accounting principle.

                            * * * * * * * * * * * *

Allegheny Technologies will conduct a conference call with investors and analysts on April 22 2003, at 1 p.m. ET to discuss the earnings results. The conference call will be broadcast live on www.alleghenytechnologies.com. To access the broadcast, click on "First Quarter Conference Call". In addition, the conference call will be available through the CCBN website, located at www.ccbn.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as "anticipates," "believes," "estimates," "expects," "would," "should," "will," "will likely result," "forecast," "outlook," "projects," and similar expressions. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results or performance to materially differ from any future results or performance expressed or implied by such statements. Various of these factors are described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2002, and our Quarterly Reports on Form 10-Q. We assume no duty to update our forward-looking statements.

Allegheny Technologies Incorporated (NYSE: ATI) is one of the largest and most diversified specialty materials producers in the world, with revenues of approximately $1.9 billion in 2002. The Company has approximately 9,650 employees world-wide and its talented people use innovative technologies to offer growing global markets a wide range of specialty materials. High-value products include nickel-based and cobalt-based alloys and superalloys, titanium and titanium alloys, specialty steels, super stainless steel, exotic alloys, which include zirconium, hafnium and niobium, tungsten materials, and highly engineered strip and Precision Rolled Strip(R) products. In addition, we produce commodity specialty materials such as stainless steel sheet and plate, silicon and tool steels, and forgings and castings. The Allegheny Technologies website can be found at www.alleghenytechnologies.com.

ALLEGHENY TECHNOLOGIES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - Dollars in millions, except per share amounts)

                                                             THREE MONTHS ENDED
                                                                  MARCH 31
                                                          -----------------------
                                                            2003            2002
                                                          -------         -------
SALES                                                     $ 480.5         $ 493.1
Costs and expenses:
         Cost of sales                                      465.9           452.7
         Selling and administrative
             expenses                                        47.7            50.5
                                                          -------         -------
Loss before interest expense, other
         income and income taxes                            (33.1)          (10.1)
Interest expense, net                                         7.4             9.9
Other income, net                                             0.5             2.0
                                                          -------         -------
Loss before income tax benefit and
          cumulative effect of change in
          accounting principle                              (40.0)          (18.0)
Income tax benefit                                          (14.2)           (6.9)
                                                          -------         -------
Net loss before cumulative effect of
          change in accounting principle                    (25.8)          (11.1)
Cumulative effect of change in
          accounting principle, net of tax                   (1.3)             --
                                                          -------         -------

NET LOSS                                                  $ (27.1)        $ (11.1)
                                                          =======         =======

Basic and diluted net loss per common
          share before cumulative effect of
          change in accounting principle                  $ (0.32)        $ (0.14)
Cumulative effect of change in
           accounting principle                             (0.02)             --
                                                          -------         -------
Basic and diluted net loss per common
           share                                          $ (0.34)        $ (0.14)
                                                          =======         =======

Weighted average common shares
         outstanding -- basic and diluted
         (millions)                                          80.7            80.4

Actual common shares outstanding--
         end of period (millions)                            81.0            80.6


ALLEGHENY TECHNOLOGIES INCORPORATED AND SUBSIDIARIES
SALES AND OPERATING PROFIT (LOSS) BY BUSINESS SEGMENT
(Unaudited - Dollars in millions)

                                   Q1 2003        Q4 2002      Q3 2002      Q2 2002      Q1 2002
                                   --------       --------     --------     --------     --------
Sales:
Flat-Rolled Products               $  258.8       $  243.0     $  266.4     $  276.7     $  262.1
High Performance Metals               161.0          156.1        146.1        154.9        172.9
Industrial Products                    60.7           55.1         56.8         59.6         58.1
                                   --------       --------     --------     --------     --------

TOTAL EXTERNAL SALES               $  480.5       $  454.2     $  469.3     $  491.2     $  493.1
                                   ========       ========     ========     ========     ========

Operating Profit (Loss):

Flat-Rolled Products               $   (1.0)      $  (12.1)    $    3.9     $    0.7     $   (0.4)
 % of Sales                            (0.4%)         (5.0%)        1.5%         0.3%        (0.2%)

High Performance Metals                 8.3            9.0          9.3          8.6          4.3
 % of Sales                             5.2%           5.8%         6.4%         5.6%         2.5%

Industrial Products                     1.5            0.9          1.6          2.2         (0.7)
 % of Sales                             2.5%           1.6%         2.8%         3.7%        (1.2%)
                                   --------       --------     --------     --------     --------

    OPERATING PROFIT (LOSS)             8.8           (2.2)        14.8         11.5          3.2
      % of Sales                        1.8%          (0.5%)        3.2%         2.3%         0.6%

Corporate expenses                     (4.8)          (4.8)        (5.6)        (4.5)        (5.7)

Interest expense, net                  (7.4)          (8.2)        (8.3)        (7.9)        (9.9)
                                   --------       --------     --------     --------     --------

Subtotal                               (3.4)         (15.2)         0.9         (0.9)       (12.4)
Restructuring costs and other
  costs, net of gains on asset
  sales                                (1.8)         (41.3)        (9.1)        (4.1)         0.1
Retirement benefit expense
                                      (34.8)(a)       (5.2)        (5.4)        (5.5)        (5.7)
                                   --------       --------     --------     --------     --------

LOSS BEFORE INCOME TAX BENEFIT     $  (40.0)      $  (61.7)    $  (13.6)    $  (10.5)    $  (18.0)
                                   ========       ========     ========     ========     ========


(a) $28.2 million of the 2003 first quarter retirement benefit expense was non-cash.

ALLEGHENY TECHNOLOGIES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Current period unaudited--Dollars in millions)

                                                 MARCH 31, 2003   DECEMBER 31, 2002
                                                 --------------   -----------------
ASSETS

CURRENT ASSETS:
Cash and cash equivalents                          $   111.4          $    59.4

Accounts receivable, net of allowances for
    doubtful accounts of $10.3 and $10.1
    at March 31, 2003, and December 31, 2002,
    respectively                                       260.4              239.3
Inventories, net                                       412.0              409.0
Income tax refunds receivable                            3.6               51.9
Deferred income taxes                                   17.0               20.8
Prepaid expenses and
    other current assets                                28.7               32.0
                                                   ---------          ---------
   TOTAL CURRENT ASSETS                                833.1              812.4


Property, plant and equipment, net                     749.2              757.6
Deferred pension asset                                 165.1              165.1
Cost in excess of net assets acquired                  195.8              194.4
Deferred income taxes                                  103.2               85.4
Other assets                                            60.2               78.3
                                                   ---------          ---------
TOTAL ASSETS                                       $ 2,106.6          $ 2,093.2
                                                   =========          =========

LIABILITIES AND
     STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                  $    178.1          $   171.3
Accrued liabilities                                    164.7              161.0
Short term debt and current
  portion of long-term debt                             10.0                9.7
                                                   ---------          ---------
   TOTAL CURRENT LIABILITIES                           352.8              342.0

Long-term debt                                         510.9              509.4
Accrued postretirement benefits                        501.2              496.4
Pension liabilities                                    238.3              216.0
Other long-term liabilities                             81.2               80.6
                                                   ---------          ---------
TOTAL LIABILITIES                                    1,684.4            1,644.4
                                                   ---------          ---------

TOTAL STOCKHOLDERS' EQUITY                             422.2              448.8
                                                   ---------          ---------

TOTAL LIABILITIES AND STOCKHOLDERS'
     EQUITY                                        $ 2,106.6          $ 2,093.2
                                                   =========          =========

ALLEGHENY TECHNOLOGIES INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited--Dollars in millions)

                                                                         THREE MONTHS ENDED
                                                                             MARCH 31
                                                                       ----------------------
                                                                        2003           2002
                                                                       ------         -------
OPERATING ACTIVITIES:

        Net loss                                                       $(27.1)        $ (11.1)

        Cumulative effect of change in accounting principle               1.3              --
        Depreciation and amortization                                    18.0            22.8
        Change in managed working capital                               (12.7)           40.9
        Income tax refunds receivable                                    48.3            43.2
        Change in pension assets/liabilities                             22.4            (3.1)
        Other                                                            (5.0)          (10.8)
                                                                       ------         -------
CASH PROVIDED BY OPERATING ACTIVITIES                                    45.2            81.9
                                                                       ------         -------
INVESTING ACTIVITIES:
        Purchases of property, plant and equipment                      (11.8)          (15.4)
        Asset disposals and other                                         5.9             2.7
                                                                       ------         -------
CASH USED IN INVESTING ACTIVITIES                                        (5.9)          (12.7)
                                                                       ------         -------
FINANCING ACTIVITIES:
        Net increase (decrease) in debt                                   2.9           (56.3)
        Interest rate swap termination                                   14.6              --
        Dividends paid                                                   (4.8)          (16.1)
                                                                       ------         -------
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                          12.7           (72.4)
                                                                       ------         -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                         52.0            (3.2)
Cash and cash equivalents at beginning of period                         59.4            33.7
                                                                       ------         -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                             $111.4         $  30.5
                                                                       ======         =======

ALLEGHENY TECHNOLOGIES INCORPORATED AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)

                                            Q1 2003     Q4 2002     Q3 2002     Q2 2002     Q1 2002
                                            --------    --------    --------    --------    --------
VOLUME:
  Flat-Rolled Products (finished tons)       118,964     114,803     122,249     128,490     121,793
                                            --------    --------    --------    --------    --------
    Commodity                                 83,492      82,503      87,884      92,483      87,431
    High value                                35,472      32,300      34,365      36,007      34,362
  High Performance Metals - nickel-
    based and specialty steel
    alloys (000's lbs.)                        8,692       8,719       7,901       8,447      10,765
  High Performance Metals - titanium
    mill products (000's lbs.)                 4,615       4,633       4,186       5,276       4,949
  High Performance Metals - exotic
    alloys (000's lbs.)                          932         861         967       1,015         869

AVERAGE PRICES:
  Flat-Rolled Products (per finished
     ton)                                    $ 2,159     $ 2,102     $ 2,163     $ 2,141     $ 2,129
    Commodity                                $ 1,564     $ 1,490     $ 1,594     $ 1,541     $ 1,487
    High value                               $ 3,557     $ 3,663     $ 3,617     $ 3,668     $ 3,761
  High Performance Metals - nickel-
    based and specialty steel
    alloys (per lb.)                         $  6.73     $  6.09     $  6.72     $  6.32     $  6.46
  High Performance Metals - titanium
    mill products (per lb.)                  $ 12.85     $ 12.36     $ 12.25     $ 10.76     $ 12.11
  High Performance Metals - exotic
    alloys (per lb.)                         $ 37.75     $ 43.33     $ 35.16     $ 32.45     $ 35.03

ALLEGHENY TECHNOLOGIES INCORPORATED AND SUBSIDIARIES
OTHER FINANCIAL INFORMATION
MANAGED WORKING CAPITAL
(Unaudited - Dollars in Millions)

                                           MARCH 31, 2003           DECEMBER 31, 2002
                                           --------------           -----------------
Accounts receivable                          $  260.4                   $  239.3
Inventory                                       412.0                      409.0
Accounts payable                               (178.1)                    (171.3)
                                             --------                   --------

Subtotal                                        494.3                      477.0

Allowance for doubtful accounts                  10.3                       10.1
LIFO reserve                                     77.7                       74.7
Corporate and other                              10.5                       18.3
                                             --------                   --------
Managed working capital                      $  592.8                   $  580.1
                                             ========                   ========

Annualized prior 2 months sales
                                             $1,992.0                   $1,741.0
                                             ========                   ========
Managed working capital as a % of
annualized  sales                                 30%                         33%



                                      # # #